UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 29, 2013
(Date of report; date of
earliest event reported)

Commission file number: 1-3754

ALLY FINANCIAL INC.
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center
P.O. Box 200 Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)

(866) 710-4623
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
As previously disclosed, subject to bankruptcy court approval, the Chapter 11 plan (the “Plan”) related to the bankruptcy filings of Residential Capital, LLC and certain of its subsidiaries (collectively, the “Debtors”) provides for, among other things, full releases (the “Third Party Releases”) for all pending and potential claims held by third parties related to the Debtors that could be brought against Ally Financial Inc. and its subsidiaries, excluding the Debtors (collectively, “Ally”). The Third Party Releases had expressly excluded, among others, claims against Ally held by the Federal Housing Finance Agency (“FHFA”) and the Federal Deposit Insurance Corporation, as receiver for certain failed banks (“FDIC”) (collectively, the "Excluded Claims”).
Ally has agreed to settlements (the “Settlements”) with each of FHFA and FDIC. The Settlements provide, among other things, that in exchange for a monetary payment, FHFA’s and FDIC’s pending litigation against Ally will be dismissed, and the Excluded Claims will no longer be included as exceptions to the Third Party Releases. In connection with the Settlements, Ally expects to record a charge of approximately $170 million in the third quarter of 2013.
As part of the settlement with FHFA, the Plan will be amended to add Freddie Mac, and FHFA as conservator for Freddie Mac and Fannie Mae, as exceptions to the Third Party Releases, in each case only with respect to certain ordinary-course claims against Ally Bank, as a former mortgage seller and servicer.
The Settlements are not conditioned on the Plan becoming effective. Further, both FHFA and FDIC have agreed not to object to final confirmation of the Plan, and FHFA will change its vote to support the Plan. FDIC did not cast a vote on the Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ally Financial Inc. Registrant

Dated:	October 29, 2013	/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer and Controller

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